Exhibit 2(3)

UNITED STATES BANKRUPTCY COURT		SOUTHERN DISTRICT OF TEXAS

IN RE:	(
SATX, INC.	)
	(	CASE NO. 02-20829
)
Debtor(s)	(

NOTICE OF ENTRY OF ORDER

CONFIRMING PLAN OF REORGANIZATION

Notice is hereby given pursuant to Bankruptcy Rule 2002(f)(7) that an order confirming a Plan of Reorganization of the above Chapter 11 Bankruptcy Case was entered on November 26, 2002, Docket Entry No. 76.

MICHAEL N. MILBY, CLERK

DATED 11/26/02	By:	/s/ Brenda Lacy
Deputy Clerk